UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 23, 2021

JIYA ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39719	85-2789517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

628 Middlefield Road Palo Alto, CA	94301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 285-4270

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001	JYAC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 24, 2021, the board of directors (the “Board”) of Jiya Acquisition Corp. (the “Company”) announced that Dr. Lori Friedman, PhD was appointed to serve as a Class I director of the Company with a term expiring at the Company’s first annual meeting of stockholders. Dr. Friedman was determined to be an “independent director” as defined in the applicable Nasdaq listing standards, and she was appointed to the Board’s audit committee and as chair of the Board’s compensation committee.

Dr. Friedman brings over 20 years of experience in cancer research, including expertise in target discovery and validation, drug discovery, pharmacology and biomarkers. She is currently the Chief Scientific Officer at ORIC Pharmaceuticals where she leads discovery research, preclinical development sciences and manufacturing. Prior to ORIC, Lori spent 15 years at Genentech, where she held roles of increasing responsibility including head of translational oncology for Genentech Research and Early Development (gRED), where her team advanced more than 20 programs into clinical development. Dr. Friedman also sat on multiple cross-functional leadership teams tasked with strategic and technical review of Genentech’s oncology research and development pipeline projects as well as in-licensing opportunities. Prior to Genentech, Dr. Friedman held various scientific leadership roles at Exelixis. She completed post-doctoral work at the University of Washington and at Cambridge University, and a PhD in molecular and cell biology from UC Berkeley.

In connection with her appointment to the Board, Dr. Friedman will be granted 30,000 Class B Shares of the Company, which will be granted by Jiya Holding Company LLC, the Company’s sponsor. The Class B Shares are subject to forfeiture if Dr. Friedman ceases to serve as a director on the Board at any time before the consummation of the Company’s initial business combination.

The appointment of Dr. Friedman as a member of the Board was not made pursuant to any arrangement or understanding with respect to any other person. In addition, there are no related persons transactions (within the meaning of Item 404(a) of Regulation S-K) involving Dr. Friedman and the Company and/or its subsidiaries.

In addition, on September 23, 2021, Perry Karsen resigned from the Board effective immediately. Mr. Karsen’s resignation did not result from any disagreement with the Company concerning any matter relating to the Company’s operations, policies or practices.

Item 7.01.	Regulation FD Disclosure.

On September 24, 2021, the Company announced that it has engaged Graham Brazier as Strategic Advisor to the Company. Mr. Brazier brings 30 years of biopharma executive experience and has successfully led numerous transaction teams through company acquisitions, co-development and co-promotion deals, compound in- and outs licensing, product disposals, research collaborations, patent licenses and other strategic transactions. Mr. Brazier recently retired from Bristol Myers Squibb (BMS), where he was Senior Vice President, Business Development and ran the BD Transactions Group for almost 20 years. Prior to joining BMS, he was Senior Vice President, Corporate Development at 3-Dimensional Pharmaceuticals, a drug discovery company and before that Vice President, Worldwide Business Development at SmithKline Beecham Pharmaceuticals, where he spent 10 years. Mr. Brazier is a fellow of the Chartered Association of Certified Accountants, United Kingdom.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2021

JIYA ACQUISITION CORP.

By:	/s/ Rekha Hemrajani
Rekha Hemrajani
Chief Executive Officer